Exhibit 99.1

News from

Arch Coal, Inc.

FOR FURTHER INFORMATION:

Deck S. Slone

Vice President, Government, Investor and Public Affairs

314/994-2717

FOR IMMEDIATE RELEASE

Arch Coal, Inc. Reports Fourth Quarter and Full Year 2011 Results

Arch completes largest acquisition in company history in 2011

Annual revenues reach record $4.3 billion

Adj. EBITDA for 2011 expands 27% versus prior year

Cash costs decline and margins expand in each core region vs. Q3

Earnings Highlights

	Quarter Ended		Year Ended
In $ millions, except per share data	12/31/11	12/31/10	12/31/11	12/31/10
Revenues	$1,228.8	$835.4	$4,285.9	$3,186.3
Income from Operations	139.7	86.9	413.6	324.0
Net Income (1)	70.9	47.8	141.7	158.9
Fully Diluted EPS	0.33	0.29	0.74	0.97
Adjusted Net Income (1), (2)	61.5	53.9	205.2	185.8
Adjusted Fully Diluted EPS (2)	0.29	0.33	1.07	1.14
Adjusted EBITDA (2)	$270.4	$192.3	$921.1	$724.1

(1) Net income attributable to ACI.

(2) Defined and reconciled under “Reconciliation of non-GAAP measures” in the release.

ST. LOUIS (February 10, 2012) — Arch Coal, Inc. (NYSE: ACI) today reported fourth quarter 2011 net income of $70.9 million, or $0.33 per diluted share, compared with net income of $47.8 million, or $0.29 per diluted share, in the prior-year period.  Excluding acquisition-related costs associated with the purchase of International Coal Group (“ICG”) as well as non-cash amortization of acquired coal supply agreements, fourth quarter 2011 adjusted earnings were $0.29 per diluted share.

Fourth quarter 2011 revenues topped $1.2 billion, an increase of 47 percent versus the prior-year quarter on significantly higher sales prices and the addition of the former ICG operations.  Fourth quarter adjusted earnings before interest, taxes, depreciation, depletion and amortization (“EBITDA”) also grew 41 percent versus a year ago to reach a record $270 million.

“Arch delivered solid quarterly financial results despite weakening coal market conditions as the fourth quarter progressed,” said Steven F. Leer, Arch’s chairman and chief executive officer.  “In particular, our Powder River Basin operations rebounded from flood-

related disruptions earlier this year.  Also, higher realized prices and solid cost control across our diverse operating platform helped to expand our per-ton operating margins versus a year ago.”

For the full year, adjusted net income was $205.2 million, or $1.07 per diluted share.  Annual EBITDA reached $921.1 million in 2011, marking the highest level in company history.  Arch also set a new record for sales revenue of $4.3 billion, a 35-percent increase versus 2010, despite lower overall sales volume.  Furthermore, the company again delivered industry-leading performances in safety and environmental compliance during 2011.

“Arch achieved a strong year in 2011 as measured by its core values — employee safety, environmental stewardship and financial performance,” said Leer.  “These achievements are notable considering that we completed, and swiftly integrated, the largest acquisition in our history, overcame geologic challenges in one region and weather disruptions in another, and confronted weakening coal markets by year end.  Clearly, our strong portfolio of metallurgical and thermal mines drove our success last year — and will continue to do so in 2012 and beyond.”

Also during the fourth quarter, Arch adjusted the values of the acquired ICG operations and reserves in accordance with purchase accounting rules, which resulted in incremental depreciation, depletion and amortization in the fourth quarter and in prior periods.  Of note, adjusted earnings per share for full year 2011 included the impact of additional depreciation, depletion and amortization expense of $0.09 per share associated with those adjustments.

“Looking ahead, near-term market conditions have softened and we are reducing our planned production volumes to better align with weak generation and coal demand trends,” continued Leer.  “These actions preserve our reserve base and increase our flexibility to respond as global and domestic energy markets evolve.  At the same time, we will continue to maintain the development timetable for our metallurgical coal growth projects while generating positive free cash flow.”

Strategic Developments

“We were highly active in 2011 as we executed on our long-term growth strategy via acquisitions, organic projects and expansion of our marketing capabilities overseas,” said Leer.  “With our low-cost assets in place, we are well positioned to manage through this current period of weakness — and equally well positioned to capitalize on the inevitable market rebound.”

In June, Arch completed the ICG acquisition for $3.5 billion, financing the purchase with a combination of debt and equity offerings during the second quarter of 2011.  The transaction established Arch as the second largest U.S. — and a top 10 global — metallurgical coal producer.  The acquisition also expanded Arch’s pipeline of low-cost, high-quality metallurgical coal development projects, which are geared toward serving both domestic and international steel markets.

During the past year, Arch also bolstered its U.S. coal export capabilities through a combination of direct investment, throughput arrangements and expansion of sales offices overseas.  Early in 2011, Arch secured port capacity on the West Coast via a 38-percent equity interest in Millennium Bulk Terminals in Washington state and a guaranteed throughput contract with Ridley Terminals in British Columbia, Canada — both of which will facilitate movements of western U.S. coals into Pacific Rim seaborne markets.  Most recently, Arch signed a long-term throughput agreement to move coal from any operating region through Kinder Morgan’s Gulf

Coast and East Coast port terminals.  Supporting this strategy of meaningfully growing its coal exports, Arch announced new company offices in Singapore and London in 2011.

In December, Arch further strengthened its position in the most prolific and cost competitive U.S. coal producing region, the Powder River Basin.  With its successful bid for the 222-million-ton South Hilight federal coal lease, Arch added high-quality, ultra-low-sulfur coal reserves that are contiguous to its flagship Black Thunder mine, which will help serve both growing export coal markets and expanding domestic demand for ultra-low-sulfur coals.

Core Values

Arch maintained its industry-leading records in safety performance and environmental compliance during 2011.  The company’s combined safety record was 3.5 times better than the national coal industry average as measured by its lost-time incident rate — ranking Arch first among large, diversified, public coal peers.  Arch’s operations and facilities also were honored with 25 national and state safety accolades in 2011, including three prestigious Sentinels of Safety honors from the U.S. Department of Labor’s Mine Safety and Health Administration.

Moreover, Arch continued its pursuit of excellence in environmental stewardship last year.  The company’s combined 2011 environmental compliance rate was again the best among its major coal industry peers.  In addition, Arch’s Coal-Mac operation earned the Greenlands Award — West Virginia’s top environmental honor for outstanding environmental performance and achievement in surface mine reclamation.  This marks Coal-Mac’s fourth time to claim the top Greenlands Award and the ninth time that an Arch subsidiary has earned the honor.

“We continue to make great strides in protecting our people and our planet.  In fact, we had four individual mines and facilities achieve a Perfect Zero last year — that is, operating without a reportable safety incident or environmental violation,” said John W. Eaves, Arch’s president and chief operating officer.  “While there is still room for improvement, these achievements reflect our ongoing commitment to operating as a responsible energy company.”

Operational Results

“Our operations turned in good performances in the fourth quarter of 2011 — with cash costs declining and per-ton margins expanding in each core region versus the third quarter,” said Eaves.  “In fact, our fourth quarter Appalachian cash costs fell by nearly $4 per ton versus the prior quarter, benefiting from an improved longwall performance at Mountain Laurel, ongoing realization of synergies from the ICG integration, and a continued emphasis on cost containment.”

“Given current weak coal market conditions, we remain acutely focused on managing our controllable costs, eliminating discretionary capital spending across the organization and delivering additional synergies, including further supply rationalization,” added Eaves.  “We’ve previously announced that the longwall at our Dugout Canyon mine in Utah would be idled in the first half of 2012, and we’ve since reduced the workforce at our operations in eastern Kentucky.  These actions, along with additional streamlining efforts, should result in volume reductions of more than 5 million tons for Arch in 2012.”

	Arch Coal, Inc.

	4Q11	3Q11*	FY11	FY10
Tons sold (in millions)	42.5	39.9	155.3	161.3
Average sales price per ton	$26.13	$27.87	$25.34	$18.84
Cash cost per ton	$19.42	$21.59	$18.71	$13.98
Cash margin per ton	$6.71	$6.28	$6.63	$4.86
Total operating cost per ton	$22.81	$25.03	$21.68	$16.23
Operating margin per ton	$3.32	$2.84	$3.66	$2.61

*Results revised upon adjusting the purchase price allocation for the ICG transaction.

Consolidated results may not tie to regional breakout due to exclusion of other assets, rounding.

Operating cost per ton includes depreciation, depletion and amortization per ton.

Acquired coal supply agreement amortization and other acquisition costs not included in results.

Amounts reflected in this table exclude certain coal sales and purchases which have no effect on company results. For further description of the excluded transactions, please refer to the supplemental regional schedule that can be found at http://investor.archcoal.com.

When compared with the third quarter, consolidated per-ton operating margin in the fourth quarter of 2011 rose nearly 17 percent on higher overall sales volume.  While consolidated average sales price declined over the same time period, it was more than offset by lower overall cash cost in each operating basin.  A larger percentage of Powder River Basin coal in Arch’s overall volume mix during the fourth quarter of 2011 also contributed to the decline in consolidated sales price and operating cost per ton versus the third quarter.

Consolidated annual operating margin per ton increased 40 percent in 2011 versus 2010 despite lower overall sales volume.  Consolidated average sales price and operating cost per ton rose over the same time period, due to a larger percentage of Appalachian coal in Arch’s overall volume mix, which is partly attributable to incremental ICG volumes.  Increased metallurgical coal sales for the combined company also contributed to a higher operating margin per ton.

	Powder River Basin

	4Q11	3Q11	FY11	FY10
Tons sold (in millions)	32.2	28.8	117.8	132.4
Average sales price per ton	$13.65	$13.62	$13.62	$12.06
Cash cost per ton	$10.25	$10.68	$10.49	$9.30
Cash margin per ton	$3.40	$2.94	$3.13	$2.76
Total operating cost per ton	$11.69	$12.16	$11.95	$10.70
Operating margin per ton	$1.96	$1.46	$1.67	$1.36

Above figures exclude transportation costs billed to customers.

Operating cost per ton includes depreciation, depletion and amortization per ton.

Amortization of acquired coal supply agreements not included in results.

In the Powder River Basin, fourth quarter 2011 operating margin reached nearly $2 per ton on rebounding sales volume following the flood-related disruptions referenced earlier, higher realized pricing and effective cost control.  Operating costs (excluding amortization of acquired coal supply agreements) declined $0.47 per ton, as the benefit from increased shipment levels more than offset higher diesel and sales-sensitive costs.

Full year 2011 operating margin per ton in the Powder River Basin increased 23 percent versus the prior year despite lower overall sales volume.  Average 2011 sales price per ton rose 13 percent versus 2010, benefiting from stronger pricing for Powder River Basin coal. Operating cost per ton increased 12 percent during the same time period, reflecting higher sales-sensitive and diesel costs as well as the impact of lower annual sales volumes in the region.

	Appalachia

	4Q11	3Q11*	FY11	FY10
Tons sold (in millions)	5.9	6.3	19.3	12.6
Average sales price per ton	$86.12	$86.50	$87.12	$72.01
Cash cost per ton	$63.80	$67.62	$63.40	$49.44
Cash margin per ton	$22.32	$18.88	$23.72	$22.57
Total operating cost per ton	$76.66	$79.23	$73.97	$57.19
Operating margin per ton	$9.46	$7.27	$13.15	$14.82

*Results revised upon adjusting the purchase price allocation for the ICG transaction.

Note: Appalachia segment includes ICG operations (ex. Illinois) since June 15, 2011.

Above figures exclude transportation costs billed to customers.

Operating cost per ton includes depreciation, depletion and amortization per ton.

Acquired coal supply agreement amortization and other acquisition costs not included in results.

Arch acts as an intermediary on certain pass-through transactions that have no effect on company results. These transactions are not reflected in this table.

In Appalachia, fourth quarter 2011 operating margin per ton rose 30 percent when compared with the third quarter.  Sales volumes declined 6 percent in the fourth quarter versus the prior-quarter period, due to planned volume reductions in response to weakening coal market conditions.  Average sales price per ton declined slightly over the same time period, as lower pricing on steam and metallurgical coal sales offset higher metallurgical shipments in the quarter just ended.  Fourth quarter cash cost per ton decreased meaningfully versus the third quarter, benefiting from a full quarter of longwall production at Mountain Laurel and solid cost control across other operations in the region.  The decline in cash cost was somewhat offset by higher depreciation, depletion and amortization expense associated with the ICG acquisition.

Full year 2011 operating margin per ton in Appalachia declined 11 percent versus 2010.  Sales volumes in the region rose 53 percent in 2011 compared with a year ago, reflecting the addition of ICG volumes and higher metallurgical coal shipments.  Average sales price per ton increased 21 percent over the same time period, driven by higher metallurgical coal shipments and better pricing on metallurgical coal sales.  Full year 2011 operating costs per ton increased 29 percent versus 2010, due to higher sales-sensitive costs, the impact of Mountain Laurel’s longwall outages in 2011 and the addition of higher-cost production from ICG mines.

	Western Bituminous Region

	4Q11	3Q11	FY11	FY10
Tons sold (in millions)	3.9	4.2	17.0	16.3
Average sales price per ton*	$36.40	$36.09	$35.72	$32.76
Cash cost per ton*	$25.21	$25.77	$24.00	$24.50
Cash margin per ton	$11.19	$10.32	$11.72	$8.26
Total operating cost per ton*	$30.21	$30.29	$28.77	$29.44
Operating margin per ton	$6.19	$5.80	$6.95	$3.32

*Sales prices and costs in the region are presented f.o.b. point for domestic customers.

Operating cost per ton includes depreciation, depletion and amortization per ton.

In the Western Bituminous Region, fourth quarter operating margin reached $6.19 per ton, a 7-percent increase versus the third quarter, driven by higher realized pricing and strong cost control.  Volumes declined moderately over the same time period, reflecting lower shipment levels due to weak domestic demand in the region.  Average sales price per ton increased slightly in the fourth quarter compared with the third quarter, reflecting a favorable mix of customer shipments, while operating cost per ton fell modestly, as previously announced supply reductions were managed to maintain Arch’s competitive cost structure in the region.

For full year 2011, operating margin per ton in the Western Bituminous Region more than doubled versus 2010.  Average annual sales price per ton in 2011 rose 9 percent versus the prior year, driven by the roll-off of lower-priced sales contracts and increased export sales.  Operating cost per ton declined more than 2 percent during the same time period, benefiting from improved operating performances and aggressive cost control at the mines in the region.

Market Trends

Coal markets weakened in the fourth quarter of 2011 as abnormally mild weather and muted economic growth caused U.S. power generation to decline slightly for the full year.  Domestic coal consumption declined 5 percent in 2011, resulting from the decrease in power generation as well as fuel switching by power producers given decade-low prices for natural gas and abnormally high hydroelectric availability.  As a result, coal stockpiles at U.S. generators rose to an estimated 180 million tons by year end, a seasonal build that is above historical norms.

In 2012, Arch currently estimates that domestic coal consumption for power generation could decline by 50 million tons or more from 2011 levels, as mild weather has reduced power demand and the current oversupply in natural gas markets could induce more coal displacement.  Given anticipated declines in domestic coal use as well as U.S. generator stockpile builds, Arch believes that coal production and capital spending levels industry-wide are in the process of significant rationalization, which should set the stage for the next market upswing.

Internal estimates suggest that a significant portion of Central Appalachia’s estimated 125 million tons of thermal production is uneconomic at current index price levels.  “These are the types of markets where Arch’s low-cost mining portfolio really stands out as a competitive advantage,” noted Eaves.

Offsetting weak domestic coal trends is continued projected growth in global energy demand.  The seaborne coal trade exceeded 1.2 billion tons in 2011, and that growth is expected to continue in 2012.  Roughly 470 gigawatts of new coal-fueled capacity is planned to start up by 2015, resulting in an estimated 1.6 billion tons of additional coal demand during the next three years.  Since 2010, approximately 350 new coal plants have begun operating around the world.

Moreover, pricing in metallurgical coal markets could strengthen in subsequent quarters as global steel capacity utilization increases, the pace of economic activity improves around the world, and coal supply disruptions resurface.  Global crude steel production reached 1.5 billion tonnes in 2011, and steel industry projections call for additional growth of 5 percent to 6 percent during 2012.  Arch anticipates continued growth in metallurgical seaborne coal demand through 2015, with the United States expected to play an even larger role in the market during that time frame.

Tight metallurgical coal markets and growing seaborne thermal demand should increase U.S. coal exports in 2012 versus record 2011 levels.  Domestic coal exports reached 108 million tons in 2011, and Arch expects that total to grow another 5 million to 10 million tons in 2012.

“Supply rationalization, slowly improving economic activity in developed economies and growing demand in emerging countries should help coal markets rebalance in the near term,” said Leer.  “Over the long term, our views on global coal markets remain unchanged.  Since 2000, coal has been the fastest growing major fuel source in the world, with consumption up 50 percent.  We expect this long-term trend in coal use to continue as countries seek to build, and in some cases re-build, their economies with this affordable, reliable and essential resource.”

Capital Plans

Arch is proactively reducing its discretionary capital spending in 2012.  The company expects to spend $450 million to $490 million in total, comprised of growth projects, maintenance capital and existing reserve commitments.  Roughly half of the projected spending will be for metallurgical coal growth projects, including the Tygart Valley longwall mine, which is scheduled to start up in mid-2013, and advanced planning for additional metallurgical coal mines in West Virginia.

“In 2012, Arch is reducing its planned capital expenditures by targeting a lower level of spend for some of our thermal assets,” said John T. Drexler, Arch’s senior vice president and chief financial officer.  “But, we will continue to aggressively develop our low-cost, high-quality metallurgical reserves, and still generate free cash flow to further de-lever our balance sheet.”

Company Outlook

	2012		2013
	Tons	$ per ton	Tons	$ per ton
Sales Volume (in millions tons)
Thermal	142 - 158
Met	9 - 10
Total	151 - 168

Powder River Basin
Committed, Priced	97.8	$14.40	45.8	$14.97
Committed, Unpriced	6.5		11.5
Average Cash Cost	$10.75 - $11.50

Western Bituminous
Committed, Priced	12.9	$38.17	11.5	$39.01
Committed, Unpriced	0.2
Average Cash Cost	$25.00 - $28.00

Appalachia
Committed, Priced Thermal	8.9	$70.48	4.2	$63.30
Committed, Unpriced Thermal	0.5
Committed, Priced Metallurgical	4.9	$135.70
Committed, Unpriced Metallurgical	0.2		0.1
Average Cash Cost	$64.00 - $68.00

Illinois Basin
Committed, Priced	2.0	$39.66	1.5	$42.25
Average Cash Cost	$32.00 - $33.00

Corporate (in $ millions)
D,D&A	$570 - $590
S,G&A	$135 - $145
Interest Expense	$280 - $290
Capital Expenditures	$450 - $490

“While we are proud of the record achievements in 2011, we are approaching 2012 with a cautious view due to domestic thermal market concerns,” said Leer.  “We have a solid base of sales commitments upon which to build in 2012, and a strategy sharply focused on creating shareholder value.  Thus, we are taking actions to maintain our operational flexibility and match our production and capital spending levels to market requirements, while expanding our presence in the seaborne market.”

“We expect to profitably manage through the current downturn, while never losing sight of managing the business for the long term,” continued Leer.  “That is why we are actively pursuing the build out of our metallurgical coal assets in this period of market weakness — a move that we believe will position the company to excel during the next market rebound.”

A conference call regarding Arch Coal’s fourth quarter 2011 financial results will be webcast live today at 11 a.m. E.S.T.  The conference call can be accessed via the “investor” section of the Arch Coal website (http://investor.archcoal.com).

U.S.-based Arch Coal is a top five global coal producer and marketer.  Arch is the most diversified American coal company, with mining complexes across every major U.S. coal supply basin.  Its core business is supplying cleaner-burning, low-sulfur thermal and metallurgical coal to power generators and steel manufacturers on four continents.

Forward-Looking Statements:  This press release contains “forward-looking statements” — that is, statements related to future, not past, events.  In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” or “will.”  Forward-looking statements by their nature address matters that are, to different degrees, uncertain.  For us, particular uncertainties arise from changes in the demand for our coal by the domestic electric generation industry; from legislation and regulations relating to the Clean Air Act and other environmental initiatives; from operational, geological, permit, labor and weather-related factors; from fluctuations in the amount of cash we generate from operations; from future integration of acquired businesses; and from numerous other matters of national, regional and global scale, including those of a political, economic, business, competitive or regulatory nature.  These uncertainties may cause our actual future results to be materially different than those expressed in our forward-looking statements.  We do not undertake to update our forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.  For a description of some of the risks and uncertainties that may affect our future results, you should see the risk factors described from time to time in the reports we file with the Securities and Exchange Commission.

# # #

Arch Coal, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(In thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
	(Unaudited)
Revenues	$1,228,756	$835,394	$4,285,895	$3,186,268

Costs, expenses and other
Cost of sales	945,786	622,348	3,267,910	2,395,812
Depreciation, depletion and amortization	146,267	95,931	466,587	365,066
Amortization of acquired sales contracts, net	(16,577)	9,601	(22,069)	35,606
Selling, general and administrative expenses	26,306	28,668	119,056	118,177
Change in fair value of coal derivatives and coal trading activities, net	(12,155)	(3,372)	(2,907)	8,924
Acquisition and transition costs related to ICG	1,316	—	54,676	—
Gain on Knight Hawk transaction	—	—	—	(41,577)
Other operating income, net	(1,915)	(4,720)	(10,934)	(19,724)
	1,089,028	748,456	3,872,319	2,862,284

Income from operations	139,728	86,938	413,576	323,984
Interest expense, net:
Interest expense	(75,663)	(34,643)	(230,186)	(142,549)
Interest income	968	561	3,309	2,449
	(74,695)	(34,082)	(226,877)	(140,100)

Other non-operating expense
Bridge financing costs related to ICG	—	—	(49,490)	—
Net loss resulting from early retirement of debt	—	—	(1,958)	(6,776)
	—	—	(51,448)	(6,776)

Income before income taxes	65,033	52,856	135,251	177,108
Provision for (benefit from) income taxes	(6,182)	4,825	(7,589)	17,714
Net income	71,215	48,031	142,840	159,394
Less: Net income attributable to noncontrolling interest	(335)	(212)	(1,157)	(537)
Net income attributable to Arch Coal, Inc.	$70,880	$47,819	$141,683	$158,857

Earnings per common share
Basic earnings per common share	$0.34	$0.29	$0.75	$0.98
Diluted earnings per common share	$0.33	$0.29	$0.74	$0.97

Weighted average shares outstanding
Basic	211,416	162,442	190,086	162,398
Diluted	211,840	163,452	190,905	163,210

Dividends declared per common share	$0.11	$0.10	$0.43	$0.39

Adjusted EBITDA (A)	$270,399	$192,258	$921,138	$724,119

(A) Adjusted EBITDA is defined and reconciled under “Reconciliation of Non-GAAP Measures” later in this release.

Arch Coal, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands)

	December 31,
	2011	2010
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$138,149	$93,593
Restricted cash	10,322	—
Trade accounts receivable	380,595	208,060
Other receivables	88,584	44,260
Inventories	377,490	235,616
Prepaid royalties	21,944	33,932
Deferred income taxes	42,051	—
Coal derivative assets	13,335	15,191
Other	110,304	104,262
Total current assets	1,182,774	734,914

Property, plant and equipment, net	7,949,150	3,308,892

Other assets
Prepaid royalties	86,626	66,525
Goodwill	596,103	114,963
Deferred income taxes	—	361,556
Equity investments	225,605	177,451
Other	173,701	116,468
Total other assets	1,082,035	836,963
Total assets	$10,213,959	$4,880,769

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$383,782	$198,216
Coal derivative liabilities	7,828	4,947
Deferred income taxes	—	7,775
Accrued expenses and other current liabilities	348,207	245,411
Current maturities of debt and short-term borrowings	280,851	70,997
Total current liabilities	1,020,668	527,346
Long-term debt	3,762,297	1,538,744
Asset retirement obligations	446,784	334,257
Accrued pension benefits	48,244	49,154
Accrued postretirement benefits other than pension	42,309	37,793
Accrued workers’ compensation	71,948	35,290
Deferred income taxes	976,753	—
Other noncurrent liabilities	255,382	110,234
Total liabilities	6,624,385	2,632,818

Redeemable noncontrolling interest	11,534	10,444

Stockholders’ Equity
Common stock	2,136	1,645
Paid-in capital	3,015,349	1,734,709
Treasury stock, at cost	(53,848)	(53,848)
Retained earnings	622,353	561,418
Accumulated other comprehensive loss	(7,950)	(6,417)
Total stockholders’ equity	3,578,040	2,237,507
Total liabilities and stockholders’ equity	$10,213,959	$4,880,769

Arch Coal, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(In thousands)

	Year Ended December 31,
	2011	2010
	(Unaudited)
Operating activities
Net income	$142,840	$159,394
Adjustments to reconcile to cash provided by operating activities:
Depreciation, depletion and amortization	466,587	365,066
Amortization of acquired sales contracts, net	(22,069)	35,606
Bridge financing costs related to ICG	49,490	—
Net loss resulting from early retirement of debt	1,958	6,776
Write down of assets acquired from ICG	7,316	—
Prepaid royalties expensed	34,842	34,605
Employee stock-based compensation expense	10,882	11,717
Amortization relating to financing activities	14,067	10,398
Gain on Knight Hawk transaction	—	(41,577)
Changes in:
Receivables	(74,914)	(7,287)
Inventories	(50,900)	5,160
Coal derivative assets and liabilities	6,079	9,554
Accounts payable, accrued expenses and other current liabilities	52,191	87,807
Income taxes payable/receivable	(21,759)	(1,364)
Deferred income taxes	10,519	(12,405)
Other	15,113	33,697

Cash provided by operating activities	642,242	697,147

Investing activities
Acquisition of ICG, net of cash acquired	(2,894,339)	—
Decrease in restricted cash	5,167	—
Capital expenditures	(540,936)	(314,657)
Proceeds from dispositions of property, plant and equipment	25,887	330
Purchases of investments and advances to affiliates	(61,909)	(46,185)
Additions to prepaid royalties	(29,957)	(27,355)
Consideration paid related to prior business acquisitions	(829)	(1,262)

Cash used in investing activities	(3,496,916)	(389,129)

Financing activities
Proceeds from the issuance of senior notes	2,000,000	500,000
Proceeds from the issuance of common stock, net	1,267,933	—
Payments to retire debt	(605,178)	(505,627)
Net increase (decrease) in borrowings under lines of credit and commercial paper program	424,396	(196,549)
Net proceeds from other debt	5,334	82
Debt financing costs	(114,823)	(12,751)
Dividends paid	(80,748)	(63,373)
Issuance of common stock under incentive plans	2,316	1,764
Contribution from noncontrolling interest	—	891

Cash provided by (used in) financing activities	2,899,230	(275,563)

Increase in cash and cash equivalents	44,556	32,455
Cash and cash equivalents, beginning of period	93,593	61,138

Cash and cash equivalents, end of period	$138,149	$93,593

Arch Coal, Inc. and Subsidiaries

Schedule of Consolidated Debt

(In thousands)

	December 31,
	2011	2010
	(Unaudited)

Commercial paper	$—	$56,904
Indebtedness to banks under credit facilities	481,300	—
6.75% senior notes ($450.0 million face value) due 2013	450,971	451,618
8.75% senior notes ($600.0 million face value) due 2016	588,974	587,126
7.00% senior notes due in 2019 at par	1,000,000	—
7.25% senior notes due 2020 at par	500,000	500,000
7.25% senior notes due 2021 at par	1,000,000	—
Other	21,903	14,093
	4,043,148	1,609,741
Less: current maturities of debt and short-term borrowings	280,851	70,997
Long-term debt	$3,762,297	$1,538,744

Restricted cash	$10,322	$—

Arch Coal, Inc. and Subsidiaries

Reconciliation of Non-GAAP Measures

(In thousands)

Included in the accompanying release are certain non-GAAP measures as defined by Regulation G. The following reconciles these items to net income and cash flows as reported under GAAP.

Adjusted EBITDA

Adjusted EBITDA is defined as net income attributable to the Company before the effect of net interest expense, income taxes, depreciation, depletion and amortization, and the amortization of acquired sales contracts.   Adjusted EBITDA may also be adjusted for items that may not reflect the trend of future results.

Adjusted EBITDA is not a measure of financial performance in accordance with generally accepted accounting principles, and items excluded to calculate Adjusted EBITDA are significant in understanding and assessing our financial condition. Therefore, Adjusted EBITDA should not be considered in isolation nor as an alternative to net income, income from operations, cash flows from operations or as a measure of our profitability, liquidity or performance under generally accepted accounting principles. We believe that Adjusted EBITDA presents a useful measure of our ability to service and incur debt based on ongoing operations. Furthermore, analogous measures are used by industry analysts to evaluate operating performance. In addition, acquisition related expenses are excluded to make results more comparable between periods.  Investors should be aware that our presentation of Adjusted EBITDA may not be comparable to similarly titled measures used by other companies. The table below shows how we calculate Adjusted EBITDA.

	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
	(Unaudited)
Net income	$71,215	$48,031	$142,840	$159,394
Income tax expense (benefit)	(6,182)	4,825	(7,589)	17,714
Interest expense, net	74,695	34,082	226,877	140,100
Depreciation, depletion and amortization	146,267	95,931	466,587	365,066
Amortization of acquired sales contracts, net	(16,577)	9,601	(22,069)	35,606
Acquisition and transition costs related to ICG	1,316	—	54,676	—
Acquisition related costs — inventory write up *	—	—	9,525	—
Bridge financing costs related to ICG	—	—	49,490	—
Net loss resulting from early retirement of debt	—	—	1,958	6,776
Net income attributable to noncontrolling interest	(335)	(212)	(1,157)	(537)

Adjusted EBITDA	$270,399	$192,258	$921,138	$724,119

*            Represents the pre-tax impact on cost of sales of inventory written up to fair value in the ICG acquisition.

Adjusted net income and adjusted diluted earnings per common share

Adjusted net income and adjusted diluted earnings per common share are adjusted for the after-tax impact of acquisition related costs and are not measures of financial performance in accordance with generally accepted accounting principles.  We believe that adjusted net income and adjusted diluted earnings per common share better reflect the trend of our future results by excluding items relating to significant transactions. The adjustments made to arrive at these measures are significant in understanding and assessing our financial condition.  Therefore, adjusted net income and adjusted diluted earnings per share should not be considered in isolation, nor as an alternative to net income or diluted earnings per common share under generally accepted accounting principles.

	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
	(Unaudited)
Net income attributable to Arch Coal	$70,880	$47,819	$141,683	$158,857

Amortization of acquired sales contracts, net	(16,577)	9,601	(22,069)	35,606
Acquisition and transition costs related to ICG	1,316	—	54,676	—
Acquisition related costs — inventory write up	—	—	9,525	—
Bridge financing costs related to ICG	—	—	49,490	—
Net loss resulting from early retirement of debt	—	—	1,958	6,776
Tax impact of adjustments	5,890	(3,504)	(30,063)	(15,469)

Adjusted net income attributable to Arch Coal	$61,509	$53,916	$205,200	$185,770
Diluted weighted average shares outstanding	211,840	163,452	190,905	163,210

Diluted earnings per share	$0.33	$0.29	$0.74	$0.97

Amortization of acquired sales contracts, net	(0.08)	0.06	(0.12)	0.22
Acquisition and transition costs related to ICG	0.01	—	0.29	—
Acquisition related costs — inventory write up	—	—	0.05	—
Bridge financing costs related to ICG	—	—	0.26	—
Net loss resulting from early retirement of debt	—	—	0.01	0.04
Tax impact of adjustments	0.03	(0.02)	(0.16)	(0.09)
Adjusted diluted earnings per share	$0.29	$0.33	$1.07	$1.14